Exhibit 10.1

Change of Control Bonus Plan for Five Senior Executives

At the Company’s November 8, 2005 board meeting, the Board of Directors voted to adopt a verbal plan approved by the Company’s Compensation Committee to award five key executives: Gary De Mello – Chief Operating Officer; Jon Denis – Executive Vice President, Sales; Dennis Jolicoeur – Chief Financial Officer; Steven Spitz – Vice President, General Counsel; Michael Surmeian, Vice President, Sales a one year salary bonus upon a change  in control of the Company.  Such a bonus, which would be equivalent to the base pay of each individual at the time of the change of control event, would be triggered by any of the five (5) listed events under section 3(c ) MERGERS AND OTHER TRANSACTIONS as enumerated in Natrol Inc.’s Amended and Restated 1996 Stock Option and Grant Plan filed with the SEC in May 2000 as part of the Company’s Proxy Statement. The five events are as follows:

•                  The dissolution or liquidation of the Company.

•                  The sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity.

•                  A merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction.

•                  The sale of all of the Stock of the Company to an unrelated person or entity.

•                  Any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction (in each case, a “Transaction”).

The change of control bonuses are associated with the specific individuals listed and not with the positions listed.  The current base salaries of these individuals are: Gary De Mello, $275,000; Jon Denis, $325,000, Dennis Jolicoeur $250,000, Steven Spitz $226,767; and, Michael Surmeian $187,000.